As filed with the Securities and Exchange Commission on June 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GORDMANS STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-3171987 (I.R.S. Employer Identification No.)

1926 South 67 Street Omaha, Nebraska (Address of Principal Executive Offices)	68106 (Zip Code)

Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan

(Full title of the plan)

Andrew T. Hall

Gordmans Stores, Inc.

President, Chief Executive Officer and Secretary

1926 South 67th Street

Omaha, Nebraska 68106

(402) 691-4000

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Gerald T. Nowak, P.C.

Bradley C. Reed

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	2,000,000 (3)	$5.80	$11,600,000	$1,347.92
Total	2,000,000 shares	—	$11,600,000	$1,347.92

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of our common stock on the NASDAQ Global Select Market on June 3, 2015, in accordance with Rule 457(c) under the Securities Act.
(3)	Represents (i) 8,180 shares of common stock issuable upon the exercise of awards that are currently outstanding under the 2010 Plan and (ii) 2,000,000 shares of common stock reserved for future issuance under the 2010 Plan. These shares are in addition to the 2,573,086 shares of common stock previously registered on a Form S-8 registration statement filed with the Securities and Exchange Commission on June 29, 2011 (Registration No. 333-175204).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Gordmans Stores, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended January 31, 2015, filed with the Commission on April 2, 2015;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2015, filed with the Commission on June 5, 2015; and

(c)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-34842), filed with the Commission on August 4, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Chicago, Illinois. Kirkland & Ellis LLP represents entities affiliated with Sun Capital Partners, Inc. (“Sun Capital”) in connection with various legal matters. Sun Gordmans, LP, an affiliate of Sun Capital, owns shares of the Company’s common stock. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Sun Capital.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated in the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s amended and restated bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The Company may enter into indemnification agreements with its directors and executive officers. These agreements will require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has entered into an indemnification priority agreement with Sun Capital to clarify the priority of the advancement of expenses and indemnification obligations among the Company, its subsidiaries and any of the Company’s directors appointed by Sun Capital or its affiliates and other related matters.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that we may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on June 5, 2015.

GORDMANS STORES, INC.

By:	/s/ Andrew T. Hall
	Name:	Andrew T. Hall
	Title:	President, Chief Executive Officer and Secretary
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Andrew T. Hall and Michael D. James, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and indicated on June 5, 2015.

Signature	Title

/s/ Andrew T. Hall Andrew T. Hall	President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)

/s/ Michael D. James Michael D. James	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ T. Scott King T. Scott King	Chairman

/s/ Mark E. Brody Mark E. Brody	Director

/s/ Stewart M. Kasen Stewart M. Kasen	Director

/s/ Donald V. Roach Donald V. Roach	Director

Signature	Title

/s/ James A. Shea James A. Shea	Director

/s/ Kenneth I. Tuchman Kenneth I. Tuchman	Director

/s/ Brian J. Urbanek Brian J. Urbanek	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Certificate of Incorporation of Gordmans Stores, Inc.

4.2*	Amended and Restated Bylaws of Gordmans Stores, Inc.

4.3*	Specimen Common Stock Certificate of Gordmans Stores, Inc.

4.4†	Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan.

4.5†	Amendment No. 1 to the Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan.

4.6††	Amendment No. 2 to the Gordmans Stores, Inc. 2010 Omnibus Incentive Compensation Plan.

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Grant Thornton LLP.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-166436), as declared effective on August 4, 2010.
†	Incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement filed on April 29, 2011 for the Registrant’s annual meeting of stockholders held on May 24, 2011.
††	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on August 28, 2014 for the quarter ended August 2, 2014.